UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 18, 2012

Network Equipment Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-10255	94-2904044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6900 Paseo Padre Parkway

Freemont, California 94555

(Address of Principal Executive Offices) (Zip Code)

(510) 713-7300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On June 18, 2012, Network Equipment Technologies, Inc. (“NET”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sonus Networks, Inc. (“Sonus”), and Navy Acquisition Subsidiary, Inc., a direct wholly-owned subsidiary of Sonus (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into NET and NET will become a direct wholly-owned subsidiary of Sonus (the “Merger”).

On the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of NET (the “NET Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by (i) Sonus, Merger Sub or any other direct or indirect wholly-owned subsidiary of Sonus, (ii) NET or any direct or indirect wholly-owned subsidiary of NET or (iii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive $1.35 in cash (the “Merger Consideration”), without interest.

The Merger Agreement provides that, at the Effective Time, each (i) NET stock option that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, and that has an exercise price per share that is less than the Merger Consideration, and (ii) NET restricted stock unit (“RSU”) that is outstanding as of the Effective Time, will be assumed by Sonus and will become exercisable to acquire Sonus stock. The vesting of such assumed options and RSUs will not be accelerated as a result of the consummation of the Merger, provided that if the service of the holder of such assumed option or RSU to the surviving corporation of the Merger, Sonus or any other affiliate of Sonus is terminated by such entity (and in connection therewith such holder does not thereafter commence service with Sonus or an affiliate of Sonus such that vesting of such assumed option or RSU would continue) on or before December 31, 2012 for a reason other than (i) a willful act by such holder that constitutes misconduct or fraud and has a material adverse effect on the entity terminating such holder or (ii) a conviction of such holder of a felony crime, such assumed option or RSU shall upon such termination vest and become exercisable in full. The Merger Agreement provides further that, immediately prior to the Effective Time, each NET stock option that is unexpired, unexercised and outstanding and that has an exercise price per share that is greater than or equal to the Merger Consideration shall vest and become exercisable in full and will, to the extent not exercised, terminate and cease to be outstanding without consideration at the Effective Time.

The Merger Agreement provides that, prior to the closing of the Merger, in accordance with the respective terms and requirements of the existing indentures referred to below, the Company will prepare supplemental indentures for each of (i) the 7 1/4% Convertible Subordinated Debentures due 2014 issued by NET under the Indenture, dated as of May 15, 1989 (“1989 Debentures” and the “1989 Indenture,” respectively), between NET and Morgan Guaranty Trust Company of New York (“Morgan Guaranty”), and (ii) the 3.75% Convertible Senior Notes due 2014 issued by NET under the Indenture, dated as of December 17, 2007 (“2007 Notes” and the “2007 Indenture,” respectively), between NET and U.S. Bank National Association (“U.S. Bank”), which supplemental indentures shall provide, among other things, that, from and after the Effective Time, in lieu of being convertible into shares of NET Common Stock, the 1989 Debentures and the 2007 Notes will be convertible into the kind and amount of Merger Consideration that would have been receivable upon the consummation of the Merger by a holder of the number of shares of NET Common Stock issuable on conversion of such 1989 Debentures or 2007 Notes, respectively, as of the Effective Time. At the closing of the Merger, the supplemental indentures will be executed and delivered to Morgan Guaranty and U.S. Bank, respectively.

NET and Sonus’ respective obligations to complete the Merger are subject to customary conditions, including (i) the approval by the holders of a majority of the outstanding shares of the NET Common Stock entitled to vote on the Merger (the “Stockholder Approval”) and (ii) the absence of any injunction, judgment or ruling prohibiting the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including (i) the accuracy of the other party’s representations and warranties (subject to materiality exceptions) and (ii) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to materiality exceptions). The consummation of the Merger is not subject to a financing condition.

NET has made customary representations and warranties and covenants in the Merger Agreement, including covenants regarding: (i) the conduct of NET’s business prior to the consummation of the Merger and (ii) the calling and holding of a meeting of NET’s stockholders for the purpose of obtaining the Stockholder Approval. In addition, under the terms of the Merger Agreement, NET agreed not to solicit or support any alternative acquisition proposals, subject to specified exceptions for the Company to respond to and support unsolicited proposals in the exercise of the fiduciary duties of the Board of Directors. NET will be obligated to pay a termination fee of $1,250,000 to Sonus upon termination of the Merger Agreement under specified circumstances, including if NET terminates the Merger Agreement in accordance with its terms to accept a unsolicited superior proposal.

This summary of the Merger Agreement has been included, and the Merger Agreement has been included as an Exhibit, to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information regarding NET or Sonus. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of NET or Sonus. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by NET or Sonus.

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the Merger Agreement is filed as Exhibit 2.1 and is incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, by and among Network Equipment Technologies, Inc., Sonus Networks, Inc. and Navy Acquisition Subsidiary, Inc., dated as of June 18, 2012. Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, NET plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”). Additionally, NET and Sonus will file other relevant materials in connection with the proposed acquisition of NET by Sonus pursuant to the terms of the Merger Agreement by and among NET, Sonus and Navy Acquisition Subsidiary, Inc. The definitive proxy statement will be sent to stockholders of NET and will contain important information about NET, Sonus, the proposed merger and related matters. Investors and security holders of NET are urged to read the definitive proxy statement and other relevant materials carefully when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

NET and Sonus, and their respective directors, executive officers, and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of NET stockholders in connection with the transactions contemplated by the Merger Agreement. Information regarding Sonus’ directors and executive officers is contained in Sonus’ Annual Report on Form 10-K for the year ended December 31, 2011 and its proxy statement dated April 5, 2012, and other relevant materials filed with the SEC when they become available. Investors and security holders may obtain detailed information regarding the names, affiliations and interests of certain of NET’s executive officers and directors in the solicitation by reading NET’s most recent Annual Report on Form 10-K for the year ended March 30, 2012, its proxy statement dated July 5, 2011, and other relevant materials filed with the SEC when they become available. Information concerning the interests of NET’s participants in the solicitation, which may, in some cases, be different from those of NET’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available. As of June 14, 2012, NET’s directors and executive officers beneficially owned approximately 2,287,015 shares, or 7.05%, of NET’s common stock.

The materials to be filed by NET and Sonus with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from NET by contacting NET Investor Relations by e-mail at lsalvo@directir.com or by telephone at 1-510-647-8870.

Forward-Looking Statements

This Form 8-K contain certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under NET’s control. Actual events or results may differ materially from those contained in these forward-looking statements. These factors include, but are not limited to: the possibility that the closing of the Merger may be delayed or may not occur; the outcome of any legal proceedings that may be instituted against NET and others following announcement of the Merger Agreement; risks that the proposed transaction might disrupt current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to realize the anticipated benefits of the Merger; the amount of the costs, fees, expenses and charges related to the Merger; and other risks that are discussed in NET’s filings with the SEC, such as NET’s Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Unless legally required, NET undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK EQUIPMENT TECHNOLOGIES, INC.

Date: June 19, 2012	By:	/s/ David Wagenseller
David Wagenseller President and Chief Executive Officer

Index to Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, by and among Network Equipment Technologies, Inc., Sonus Networks, Inc. and Navy Acquisition Subsidiary, Inc., dated as of June 18, 2012. Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.